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                              ORDINANCE NO. 732-95

         AN ORDINANCE GRANTING TO CABLE TV FUND 15-A, LTD. ITS SUBSIDIARIES, AFFILIATES, LESSEES, SUCCESSORS AND ASSIGNS, A NON-EXCLUSIVE FRANCHISE FOR A PERIOD OF FIFTEEN (15) YEARS TO USE THE HIGHWAYS, STREETS, ALLEYS, BRIDGES, RIVERS AND OTHER PUBLIC PLACES OF HAWTHORN WOODS, ILLINOIS, FOR THE PURPOSE OF CONSTRUCTING, INSTALLING, MAINTAINING AND OPERATING A COMMUNITY ANTENNA TELECOMMUNICATIONS SYSTEM, INCLUDING ALL NECESSARY APPURTENANCES, AND PRESCRIBING CERTAIN TERMS AND CONDITIONS UNDER WHICH SAID COMPANY IS TO OPERATE.

         BE IT ORDAINED by the President and Board of Trustees of the Village of Hawthorn Woods, Illinois:

         SECTION 1. SHORT TITLE. This ordinance shall be known and may be cited as the Hawthorn Woods Community Telecommunications Ordinance.

         SECTION 2. DEFINITIONS. For the purposes of this Ordinance, the following terms shall have the meanings given herein:


         2.01 "CATV System" means a combination of Facilities constructed in whole or in part in, on, under or over and highway, street, alley, bridge, river or other public place which is operated to perform for hire the service of receiving and amplifying telecommunication signals and redistributing such signals by wire, cable or other means to members of the public who subscribe to such services.


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         2.02    "Village" means the Village of Hawthorn Woods, Illinois.

         2.03 "Facilities" means the lines, wires, poles, equipment, cables, underground conduits, conductors, fixtures and all appurtenances thereto which are necessary for the construction, installation, maintenance and operation in the Village of the CATV System herein authorized.

         2.04 "Gross Operating Revenue" means the revenues derived by the Company from all services generated by the CATV System Facilities, or from the use of the CATV System Facilities, including, but not limited to, advertising revenue, charges to Subscribers for Basic Cable, Premium Programming, FM Services, installation charges, and any and all revenue received from any source whatsoever for use of the CATV System Facilities.

         2.05 "Operator" means Cable TV Fund 15-A, Ltd., a Colorado limited partnership, with its principal place of business at 9697 E. Mineral Avenue, Englewood, Colorado 80112, its subsidiaries, affiliates, lessees, successors and assigns.

         2.06 "Person" means any person, firm, partnership, corporation, company or organization of any kind.

         2.07 "Subscriber" means a person who for a charge receives services distributed by the CATV System.


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         2.08    "Utility" means any public utility which facilities are
                 located within the Village.

When not inconsistent with the context, words used in the present tense include the future, words in the plural number include the singular number, words in the singular number include the plural number, words used in the masculine gender include the feminine gender and words used in the feminine gender include the masculine gender.

         SECTION 3.   GRANT OF AUTHORITY.

         3.01 The Operator is hereby granted by the Village the non-exclusive franchise to construct, install, maintain and operate a CATV System in, upon, along, across, above, over and under, the highways, streets, alleys, bridges, rivers, and other public places, and all extensions thereof and additions thereto, in the Village. The franchise herein granted shall extend to any area annexed to the Village, and the Operator shall be bound by the same rules and regulations as to such area as are otherwise provided herein.

         3.02 The franchise granted to the Operator by this Ordinance shall also include the right and privilege to construct, install, maintain and operate any Facilities on or in the facilities of any Quasi Public Utility located in the Village.

         SECTION 4. CONSTRUCTION APPROVAL BY VILLAGE. Except for individual service drops, the Operator shall not construct, install, maintain or operate any Facility without the prior approval (which shall not be unreasonably withheld) of the Village. Such approval shall be in the form of a permit issued




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by the Village, upon approval of layout maps showing the location of the
Facility to be constructed, installed, maintained or operated. The Village shall have the right to inspect, at reasonable intervals, the construction, installation, maintenance and operation of the CATV System by the Operator to insure the proper compliance with the terms of this Ordinance.

         Such inspections, whether made or not, shall not operate to relieve the Operator of any responsibility, obligations, or liability assumed under this franchise.

         SECTION 5.   CONDITIONS OF STREET OCCUPANCY AND SYSTEM CONSTRUCTION.

         5.01 All Facilities shall be located so as to avoid unreasonable interference with the proper use of highways, streets, alleys, bridges, rivers, and other public places of the Village, to avoid unreasonable interference with the rights or reasonable convenience of property owners who adjoin any of said highways, streets, alleys, bridges, rivers and other public places and to avoid unreasonable interference with normal use of said highways streets, alleys, bridges, rivers or other public places by Utilities.

         5.02 In case of any disturbance by the Operator of pavement, sidewalks, driveways, or other surfaces owned by the Village, the Operator shall, at its own expense and in a reasonable manner approved by the Village, replace and restore such areas so disturbed, in as good condition as before said work of the Operator was commenced, and shall maintain, if required, the restoration in a good condition approved by the Village for one year.




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         5.03    In the event that at any time during the term of this
                 franchise, the Village shall lawfully elect to alter or change the grade of any highway, street alley, bridge, river or other public place of the Village, the Operator, upon reasonable notice by the Village, shall (except to the extent that the Operator's Facilities are located on private property) remove and relocate its Facilities at its own expense.

         5.04 The Operator shall, at the request of the Village, temporarily raise or lower its wires to permit the moving of buildings. This work shall be at the expense of the Person owning the building, and the Operator shall be given at least forty-eight
                 (48) hours prior written notice of such request.

         5.05 When necessary for the construction, installation, maintenance or operation of its Facilities, Operator is hereby authorized to trim trees located on public property. Such trimming shall be done in a reasonable and workmanlike manner under the supervision of properly designated Village personnel and shall be done at the Operator's sole expense. Operator shall be responsible for the removal of all trimmings at the Operator's sole expense. Any restoration work necessary under this provision shall be done in conformance with Section 5.02 and shall be at Operator's sole expense. Other than minor trimming of trees, the Village and Operator shall meet to review and determine the appropriateness of any removal or trimming.




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         5.06    The Village shall have the right to attach transmitting and receiving equipment to any tower erected by the Operator, provided, however, that the attaching of such equipment does not interfere with the operation of the CATV System.

         5.07 The Operator shall be responsible for securing any rights-of-way, easements, permits or agreements from any other Persons that may be needed by the Operator for any reason under this franchise.

         SECTION 6. SERVICE PROTECTION. The CATV System shall be constructed, installed, maintained and operated so as to avoid interference with the reception of signals from standard television broadcast stations or the reception of signals transmitted by any communications service authorized by any Federal agency.

         SECTION 7.   PERFORMANCE BY OPERATOR.

         7.01 The Operator shall, provide service requested by Subscribers residing in the dwelling units within the Village boundaries at the time of the effective date of this franchise, excluding for any and all purposes at any time during the term of this franchise, dwelling units in any and all areas having a population of less than twenty-five (25) dwelling units per cable mile. The Operator shall establish and maintain in close proximity to the Village limits of Hawthorn Woods a studio for local programming, consisting of at least one view finder color video camera, switcher fader controls,




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                 audio system, lighting system, film chain, one video tape
                 recorder and multiplexing unit. All equipment shall be remotely controlled from a master control unit. This facility shall be available on a time sharing basis to the Village, its agencies, public service organizations, and schools lying wholly or partly within the Village. Currently, the Village and its residents may use the studios located in either Libertyville or Vernon Hills. These facilities are available on a first come, first served basis. In addition, Operator shall provide and maintain in close proximity to the said Village limits a business office and agent for the purpose of receiving inquiries, requests, and complaints concerning all aspects of the establishment, construction, maintenance, and operation of the system, and the payment of Subscriber's service charge. The office shall have a listed telephone and shall be open during reasonable business hours. The Operator shall respond as soon as possible to Subscriber's complaints or requests for service in connection with repairs, maintenance, malfunctions of system facilities, and in no event shall such response time exceed twenty-four (24) hours from the receipt of the complaint.

         7.02 At the request of the Village, the Operator shall provide limited and expanded basic service (at no charge other than the direct charge, if any, which the Operator pays a Utility in connection with the provision of such service under an agreement of the type contemplated by Section 3 hereof) to all municipal buildings, police and fire stations, public park buildings, public libraries, and public and private schools within the Village, provided, however, that the




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                 Operator shall not be required to provide service to any such building which is located in any area having a population of less than twenty five (25) dwelling units per cable mile. The Operator's obligation under this Subsection shall be limited to providing one drop in each such building except that Operator agrees to provide two (2) drops to the Village Hall. The Village shall be allowed to make such use of the drop into its municipal buildings as it shall deem desirable.

         7.03 The CATV System shall carry those television broadcast signals of every television broadcast station which are required to be carried pursuant to the applicable rules and regulations of the Federal Communications Commission.

         7.04 The CATV System shall maintain and test its Facilities pursuant to the applicable rules and regulations of the Federal Communications Commission.

         SECTION 8.   RATE SCHEDULES.

         8.01 The initial rates charged to its Subscribers by Operator shall be as set forth in Schedule A attached hereto and by reference made a part hereof, and Operator shall maintain its rates in conformance with FCC regulations and the Cable Communications Policy Act of 1984, as amended by the Cable Television Consumer Protection Act of 1992. Nothing herein shall prevent the Village from exercising its rate making authority as authorized under federal




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                 law. Further, the Village may at any time exercise rate-making authority for the limited basic service, known currently under FCC regulations as the Broadcast Basic Tier, so long as such rate-making authority is not preempted under state or federal law.

         8.02 The rates for all programming and services shall be nondiscriminatory provided that nothing contained herein shall be deemed to prohibit reasonable promotional rates which may, from time to time, be less than standard rates imposed.

         8.03 Charges shall abate pro rata in the event that service to a Subscriber is interrupted for more than twenty-four (24) hours for any reason whatsoever.

         SECTION 9.   SYSTEM STANDARDS.

         9.01 The CATV System shall have a single trunk (54) channel capacity; shall have a broad band signal, shall provide for or shall be capable of receiving and transmitting all VHF, UHF and FM signals; shall carry all available local television stations as required by the FCC; and shall carry at least one channel for the following purposes:

                          (A)     Municipal Access
                          (B)     Educational Access
                          (C)     Public Access

         9.02 The Operator shall establish and construct the CATV System in accordance with the standards of the art of cable communications




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                 and in accordance with the standards of code of conduct with respect to businesses in size and type like that of the Operator.

         9.03 The Operator, through the CATV System, shall provide effective and efficient service in accordance with the rules and regulations of all governmental units and agencies having regulatory and licensing authority in connection with the system.

         9.04 The Operator shall cause to be delivered to the Subscribers home signals that meet FCC technical standards.

         9.05 The Operator shall not interrupt all or part of the services of the system except under emergency circumstances or circumstances beyond the Operator's control. Interruption of services on the system for routine maintenance shall, to the extent possible, be confined to the hours of 2:00 a.m. to 7:00 a.m. and not otherwise.

         9.06 The Operator shall establish, construct, operate and maintain the CATV System, including system facilities, so as to at all times meet FCC technical standards, including without limitation specifications for frequency levels, channel frequency response, terminal isolation and radiation.

         9.07 The Operator shall establish, construct, operate and maintain the CATV System in accordance with all applicable national, state and local building and safety codes. In the absence of any otherwise applicable building and safety code, the Operator shall establish,





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                 construct, operate and maintain the system in accordance with the most recent edition of the National Electrical Code.

         9.08 The CATV System shall be designed, established, constructed, operated and maintained for a 24-hour a day continuous operation.

         9.09 The CATV System shall produce for receipt on Subscriber's receivers, which are in good working order, either monochrome or color pictures (providing the receiver is color capable) that are free from any significant interference, distortion, or ghosting which would cause any material degradation of video or audio quality.

         9.10 The CATV System shall be capable of providing emergency override alerts whereby the Village or other governmental units or agencies designated by the Village may be able to issue a bulletin on all channels simultaneously.

         9.11 In connection with the CATV System, the Operator shall only employ personnel with necessary and sufficient skills and experience or training as such shall relate to their respective jobs and positions.

         9.12 The cable drop connection to the subscriber's building will be installed in a manner similar to the telephone connection for the same building. The desires of the subscriber as to point of entry shall be observed wherever practicable. Cable runs in building interiors will be installed as unobtrusively as possible.




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         9.13    (a) The Operator shall be required to submit a report on cable technology to the Village during the sixth year of the Franchise term. This report shall describe developments in cable technology, and whether the Operator plans to incorporate those technological developments into the System. In addition, the report shall describe how, to the Operator's knowledge, other cable companies have incorporated or are planning to incorporate the technological developments into their Systems and their estimated timetable for doing so.

                 (b) Based on this report, the Village may determine that the System or Franchise requirements should be updated, changed, revised, or that additional services should be provided, but only if it would be economically feasible to do so. Economic feasibility shall be determined by the Village and Operator in good faith following an evaluation of Operator's financial condition, economic waste, if any, that would occur should the changes be made, the length of term remaining on the Franchise, and the rate of return on the Operator's investment (both prior investment and proposed future investment) in the community. Upon the mutual consent of the Village and Operator, this Agreement shall be amended to incorporate the determinations made as a result of this process.

         SECTION 10.  PAYMENTS TO VILLAGE.




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         10.01   The Operator shall pay to the Village for the privilege of operating a CATV System under this franchise an amount equal to five percent (5%) of the Gross Operating Revenues.

         10.02 The Village reserves the right to increase or decrease the franchise fee provided in Section 10.01 in compliance with applicable law. In the event the Village determines that the franchise fee percentage should be increased or decreased, it shall do so only after public hearing has been held before the Village Board to consider the question. The Village shall provide the Operator with ninety (90) days prior written notice of such hearing. The notice shall contain the following information:

                      (A)    Date of hearing;
                      (B)    Place of hearing, and
                      (C)    Proposed increase or decrease in
                             franchise fee percentage.

                 At the hearing the Operator shall be allowed to present any testimony or evidence to the Village Board as to its position on increase or decrease. In addition, the Village Board shall hear the testimony of any subscribers as to their opinion or opinions concerning the proposed increase or decrease. After all such testimony and evidence has been heard and adduced, the Village Board by majority vote shall determine whether such franchise fee increase or decrease shall take place and the Operator shall be given written notice as to such increase or decrease. The Operator may on the effective date of any such increase of decrease, increase




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                 or decrease its monthly charges for CATV System services by the amount of such increase or decrease.

         10.03 In the event that the Operator agrees to pay a franchise fee for any franchise granted after the date hereof by any other municipality within fifty (50) miles of the village of Hawthorn Woods, which said fee is in excess of the amounts set forth in Subsection 10.01, the franchise fee payable hereunder shall at the option of the Village, be increased to a like amount.

         10.04 The Operator may on the effective date of any increase in such fee, pursuant to the provisions of Subsections 10.01, 10.02 or 10.03, increase its monthly charges for CATV System services by the amount of such increase.

         10.05 All payments of such franchise fee shall be made quarterly within thirty (30) days following the 31st of March, the 30th of June, the 30th of September and the 31st of December of each year. Payments shall commence within thirty (30) days from the end of the quarter in which the Operator begins to provide service to its Subscribers in the Village.

         SECTION 11. RECORDS AND REPORTS. On or before March 1 of each year, commencing with the year following the year in which the Operator begins to provide service to its Subscribers in the Village, the Operator shall submit to the Village a summary report showing Gross Operating Revenue received by the Operator from the operation of the CATV System within the




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Village during the preceding year. The Village or their authorized representative shall have the right to inspect the operations within the Village during regular business hours and upon first giving reasonable notice.

         SECTION 12. LIST OF SUBSCRIBERS - CONFIDENTIALITY. Other than affiliates of Operator, Operator shall not, without consent of the Village, knowingly release or disclose its list of subscribers residing within the Village to any other person or corporation.

         SECTION 13.  COMPANY LIABILITY INSURANCE.

         13.01 It is expressly understood and agreed by and between the Operator and the Village that the Operator shall save the Village, its officials and employees harmless from all loss, including attorneys fees, sustained by the Village, its officials and employees on account of any claim, suit, judgment, execution or demand whatsoever arising out of the construction, installation, maintenance and operation of the CATV System by the Operator and Operator shall, if necessary, provide for the Village's defense, to the extent it is necessary, to meet the requirements of this Section. The Operator shall obtain liability insurance coverage, including product liability, naming the Village, its officials and employees as additional named insureds, to protect the Village, its officials and employees against any such claims, suits, judgments, executions, or demands to the following extent:

                      BODILY INJURY                      PROPERTY DAMAGE
                      -------------                      ---------------
                      $ 1,000,000 per person            $1,000,000 per accident
                      $ 1,000,000 per accident




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         13.02   There shall be filed in the office of the Village Clerk a
                 Certificate of Insurance, naming the Village as an additional named insured under the liability insurance required by this Ordinance. The insurance company providing and writing such insurance coverage and Certificate of Insurance shall carry a "Class XV" financial size category rating in the then current edition of Best's Insurance Guide.

         13.03 The Village, its officials and employees shall not be liable for any damage occurring to the property of the Operator caused by officials or employees of the Village in performance of their duties, excepting such damage occurring to the property of the Operator caused by the sole negligence of the officials or employees of the Village. The Village, its officials and employees shall not be held liable for the interruption of service by actions of the Village.

         SECTION 14   Defaults.

         14.01   Requirement for Surety Bond.

                 Prior to the commencement of any construction pursuant to the provisions of this Ordinance, the Operator shall file with the Village, and shall maintain during the construction of and for a period of one year after completion of the facilities to be provided under this Ordinance, a surety bond from a company authorized to




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                 do business in the State of Illinois, in the amount of
                 $25,000, or at the option of the Village a letter of credit, conditioned upon the Operator fulfilling and performing in connection with each provision, term and condition of this Ordinance, and that in case of any breach the Village shall be entitled to recover from said bond or letter of credit the amount of any damages, and all costs incurred by the Village resulting from the failure of the Operator to well and faithfully observe and perform under any and all the undertakings, terms and conditions of this Ordinance.

         14.02 In the event the Operator should violate any of the material terms of this Ordinance, the terms of any permit granted under the rules of this Ordinance or any rules and regulations that subsequently may be lawfully adopted by the Village, the Village may immediately give the Operator written notice to correct such violation.

         14.03 In the event the Operator does not make such correction within sixty (60) days from the receipt of such written notice, the Village may make such correction itself and charge the cost of the same to the Operator, provided, however, that in the event the Operator cannot reasonably make such correction within such sixty (60) day period, the Operator shall receive an additional period of time as agreed upon by and between the Operator and the Village to make such correction.




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         14.04   The Operator shall not be deemed nor declared to be in default under any of the conditions, provisions, requirements or limitations of this Ordinance in any case in which the performance of any such condition, provision, requirement or limitation by the Operator is prevented by reason of strikes, injunctions or any other cause, including acts of God, any lawsuit or administrative agency proceedings, reasonably beyond the control of the Operator. In the event that the Operator's performance is prevented by any such cause, the time for performance shall be extended by the period during which such cause was in effect.

         14.05 In the event of the bankruptcy or receivership of the Operator, all rights and privileges herein given to the Operator shall at the option of the Village be forfeited and terminated.

         SECTION 15. SALE, ASSIGNMENT OR TRANSFER. The Operator shall not sell, assign or transfer its CATV System, nor transfer any rights or privileges granted under this franchise without the approval of the Village unless the transferee is an affiliated or subsidiary company of the Operator. Any sale, assignment or transfer of the CATV System shall not be effective until the transferee has filed in the office of the Village Clerk an instrument, duly executed and acknowledged, acknowledging the fact of such sale, assignment or transfer, accepting the terms and conditions of the franchise, and agreeing to perform all the obligations thereunder and fully complying with all bonding and insurance requirements herein contained.




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         SECTION 16.  TERM OF FRANCHISE.  The franchise granted and authorized by this Ordinance shall remain in full force and effect for a primary term of fifteen (15) years from its effective date. The Operator at the end of said primary term shall have an option to renew said franchise for an additional term of fifteen (15) years upon reasonable terms to be negotiated by the Village and the Operator for such additional term.

         SECTION 17. FINAL TERMINATION OF THE FRANCHISE. Within sixty (60) days of the termination of the franchise, or any renewal thereof, except for underground cable, the Operator shall remove its Facilities from all property of the Village and all space reserved for the Village's use on property belonging to others. If not removed within such sixty (60) day period, the Village shall have the right to remove or have its contractors remove such Facilities where such removal is necessary and practical at the risk, cost and expense of the Operator and with liability therefor.

         SECTION 18. COMPLIANCE WITH LAWS. The franchise herein granted by this Ordinance shall be subject to and controlled by all of the proiions of the laws of the State of Illinois and of the United States, and State and Federal regulations, now existing or hereafter enacted, and all permits required in connection therewith shall be obtained by the Operator at its own expense.

         SECTION 19.  CONFLICTING ORDINANCES.

         19.01 Where the provision of any prior ordinance or any portion thereof is in conflict herewith, the terms of this Ordinance shall apply.




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         19.02   Any subsequent Ordinance lawfully adopted by the Village shall not specifically or directly affect the rights and privileges granted by this franchise.

         SECTION 20. SEPARABILITY. In the event any Section or part of this Ordinance shall be held invalid, such invalidity shall not affect the remaining Sections or portions of this Ordinance.

         SECTION 21 EFFECTIVE DATE. The franchise granted by this Ordinance shall, if accepted by the Operator within thirty (30) days after the final passage of this Ordinance, be in full force and effect on or after May 10, 1995.


                                                /s/ [ILLEGIBLE]
                                                --------------------------------
                                                Village President Pro-Term




                                                ATTEST:

                                                /s/ [ILLEGIBLE]
                                                --------------------------------
                                                Village Clerk



PASSED:      April 10, 1995
         ----------------------

APPROVED:    April 10, 1995
         ----------------------





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